LAW OFFICE OF
APPLBAUM & ZOUVAS LLP
phone (619) 688-1715           925 Hotel Circle South           fax (619) 688-1716
San Diego CA 92108

June 7, 2006

Board of Directors
Baoshinn Corporation
A-B 8/F Hart Avenue
Tsimushatsui
Kowloon, Hong Kong

Re:          Registration Statement on Form SB-2

Gentlemen:

We have acted as special counsel to Baoshinn Corporation, a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration for resale of a total of 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) all as set forth in the Registration Statement. At your request this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents, and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon the certificates of public officials and of officers and representatives of the Company.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

For the purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to warrants will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of the warrants; (ii) on the dates the warrants are exercised, the warrants will constitute valid, legal and binding obligations of the Company and will be enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors’ rights generally); (iii) the warrants are exercised in accordance with their terms and the exercise price therefore is paid in accordance with the terms thereof; (iv) no change occurs in applicable law or the pertinent facts; and (v) the provisions of “blue sky” and other securities laws that may be applicable will have been complied with to the extent required.

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On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Company and with respect to Shares that have been issued to date, those shares are validly issued, fully paid and non-assessable; and, with respect to the Shares that are subject to the exercise of certain warrants, upon the proper exercise of the warrants (including the full payment of the exercise price thereof), and the consequent issuance of such Shares, those Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of California, and we do not express any opinion herein concerning any law other than the Nevada General Corporation Law and the federal securities law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof.

Very truly yours,

By:	/s/ Luke C. Zouvas, Esq.
Luke C. Zouvas, Esq.
Partner

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